UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549 (Rule 14a-101)

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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SAFEGUARD SCIENTIFICS, INC

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The following slides were posted by Safeguard Scientifics, Inc. on its website on June 1, 2004 in connection with a Web cast conference call hosted by Safeguard on that date.

Safeguard Scientifics, Inc. Conference Call June 1, 2004 Agreement to Sell CompuCom Systems, Inc.

Except for the historical information and discussions contained herein, statements contained in this presentation may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward- looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, and the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Forward Looking Statements 2

In connection with the previously-announced CompuCom Systems, Inc. merger, both CompuCom and Safeguard will be filing proxy statements and other relevant documents with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF COMPUCOM AND SAFEGUARD ARE URGED TO READ THEIR RESPECTIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Safeguard in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by CompuCom with the SEC. Safeguard investors and security holders can obtain free copies of the Safeguard proxy statement and other documents filed by Safeguard when they become available by contacting Investor Relations at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087 or by calling (610) 293-0600. In addition, documents filed with the SEC by Safeguard will be available free of charge at the SEC's website at www.sec.gov. Additional Information & Where to Find It 3

Agenda Why support a sale of CompuCom? Background Description of Transaction Use of Proceeds Effect of Transaction Current Strategic Companies 4

Why Support a Sale of CompuCom? Increase our financial flexibility to pursue strategy of investing in and developing "time- to-volume" companies primarily in Business Decision Solutions and Healthcare Life Sciences 5

Initial investment in CompuCom: 1984 Investment to date: $67 million 51% equity interest (58% voting interest) IPO in 1985 (NASDAQ: CMPC) $1.5 billion revenues (2003) Background 6

Background Strategic vs. Non-Strategic Companies Ownership: Generally majority or greater Funds needed to continue CMPC growth CMPC elected to seek buyer Platinum Equity, LLC 7

All cash $4.60 per common share $15 million for preferred shares Total gross proceeds = $128 million* SFE will post $6.3 million letter of credit to secure certain lease obligations * Excludes estimated transaction costs of approximately $1 million Description of Transaction 8

Safeguard shareholder approval CompuCom shareholder approval Buyer obtains financing for portion of purchase price Regulatory approval Conditions to Closing 9

$128 million cash in gross proceeds Increase ownership in Strategic Companies Fund growth of Strategic Companies Acquire new Strategic Companies Modify Safeguard's capital structure: * Retire 5% Convertible Sub. Notes due 2006 * Escrow interest due on 2024 Notes thru 3/09 Increase Safeguard's cash balance * Possible repurchase of Safeguard common stock Use of Proceeds 10

Effect of Transaction - Accounting 11 Carrying value CMPC $147.5 million (3/2004) Impairment Charge 2Q'04 * CMPC results presented as discontinued operations as of closing Tax: $61 million gain on sale to be offset by capital loss carryforwards * Subject to change based on several factors, including the impairment charge and anticipated restructuring charges at CompuCom, plus any adjustments to Safeguard's current estimates of proceeds and transaction costs.

2003 YTD Financial Results - Pro-Forma ($ in millions) 12

Q1 2004 Financial Results - Pro-Forma ($ in millions) 13

3/31/04 Balance Sheets - Pro-Forma ($ in millions) 14

Post Transaction Safeguard Scientifics, Inc. Strategic Companies Non-Strategic Companies Time-to-Volume Stage Viable Product/Service Capable of Rapid Growth Business Decision Solutions Healthcare Life Sciences Safeguard Majority Ownership Generally Minority Interest Not Within SFE Strategic Focus Private Equity Funds

Strategic Company Vertical Markets Served Alliance Consulting Pharma / Life Sciences (100%) Financial Services Manufacturing, Retail & Distribution Mantas Financial Services & (84%) Telecommunications ChromaVision Healthcare / Pharma (57%) Current Strategic Companies 16

Safeguard Scientifics, Inc. Conference Call June 1, 2004 Q & A